Exhibit 99.3

VASCO Data Security International, Inc.

VASCO Data Security International Earnings Conference Call

Edited Transcript

October 24, 2013

CORPORATE PARTICIPANTS

Kendall Hunt VASCO Data Security International, Inc.—Founder, Chairman and CEO

Jochem Binst VASCO Data Security International, Inc.—Director of Corporate Communications

Jan Valcke VASCO Data Security International, Inc.—President and COO

Cliff Bown VASCO Data Security International, Inc.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company—Analyst

Jim Moore FBR & Co.—Analyst

Ben Mackovak Cavalier Capital—Analyst

Bridie Barrett Edison Investment Research—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. conference call. (Operator Instructions).

I would now like to turn the conference over to your host, Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon; and from Asia, good evening. My name is Ken Hunt, and I am the Chairman, Founder, and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Today we are going to review the results for third-quarter 2013. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you could limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on forward-looking statements. Jochem?

1

Jochem Binst —VASCO Data Security International, Inc.—Director of Corporate Communications

Thank you, Ken. Ladies and gentlemen, statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, projects, and similar words, is forward-looking. These statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Thank you, Jochem. Revenue from continuing operations was approximately $39.2 million, an increase of approximately 8% compared to the third quarter of 2012. Q3 2013 was our 43rd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations was approximately 13% of revenue for the quarter.

On September 30, 2013, our net cash balance was approximately $92.1 million, and we had approximately $120.1 million of working capital. On October 16, 2013, we issued a press release and hosted a conference call stating that we expected to fall short of our previously published guidance for full-year 2013 revenue, and operating income as a percent of revenue.

Lower-than-expected performance in the enterprise and application security market in the third quarter, and expected continuation of that trend in the fourth quarter, are the primary reasons that VASCO reduced its revenue and operating margin guidance for full-year 2013.

We are disappointed that our increased investments in the enterprise and application security market have not yielded the expected return. Going forward, we will focus more directly on the solid base of business we have in that market, and take the necessary actions to ensure that our costs for the business are appropriate for the revenues and gross margins the business generates.

Accordingly, on October 21, we announced that we would close our R&D facility in Brisbane, Australia. VASCO has R&D facilities in the Netherlands, Belgium, France, Austria, the UK, and Australia. The time difference and the travel difference between the main R&D facilities in Europe and the Brisbane office were among the decisive factors for VASCO to discontinue its Brisbane office.

In Australia, the Company will continue to invest in its Sydney regional sales headquarters. We expect to finalize the closure of the Brisbane office by end of December 2013. VASCO’s Brisbane office had 15 employees. The R&D activities that were located in Brisbane will be reassigned to VASCO’s Vienna, Austria, office. The Vienna operations have the necessary resources to continue the development of the products previously developed in Brisbane.

At this time I’d like to introduce you to Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan?

Jan Valcke —VASCO Data Security International, Inc.—President and COO

Thank you, Ken. Ladies and gentlemen, the third quarter of 2013 was particularly disappointing in the enterprise and application security areas. We will take decisive action to bring this business unit back to profitability. Currently, plans are underway to enhance the performance of our sales teams. The keywords are efficiency, focus, cost awareness. Historically, VASCO’s sales organization has been a very efficient and effective operation. This is still the case with our banking sales group.

We will take every action necessary to return our enterprise and application security business to that high standard of efficiency. We will focus on the more profitable segments and areas of these enterprise and application security markets. We will truly examine our Company’s cost structure. Our plan is to reduce costs without jeopardizing the flexibility and the future growth potential of our Company.

In the R&D division, we are also looking for efficiency gains. The recent announcement of the closing of our R&D center in Brisbane, Australia, was a first step. By moving R&D activities from Brisbane to Vienna, we will create a strong team with complementary tasks. We will further evaluate our R&D expenditures, making sure that the investment matches the market opportunities. Throughout the organization, we will be looking for opportunities to become leaner and more efficient.

Thank you, Ken.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Thank you, Jan. At this time, I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Cliff?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the third quarter of 2013 were $39.2 million, an increase of $2.9 million, or 8%, from the third quarter of 2012. Revenues for the quarter were consistent with our preannouncement on October 16 of approximately $39 million. For the first nine months, revenues were $111.8 million, a decrease of $3.4 million, or 3%, from the comparable period in 2012. The increase in revenue in the third quarter of 2013 compared to the third quarter of 2012 reflected a 10% increase in revenues from our banking market, while revenues from the enterprise and application security market were essentially flat.

For the nine months ended September 13, 2013, compared to the same period in 2012, revenues from the banking market were essentially flat, while revenues from the enterprise and application security market declined 14%. Changes in exchange rates also had a small impact on the comparison of revenues. We estimate that revenues were $0.3 million higher for the third quarter, and $0.2 million higher for the first nine months of 2013 than they would have been had the exchange rates in 2013 been the same as in 2012.

The mix of our revenues for the third quarter and first nine months of 2013 compared to the same periods of 2012 is more heavily weighted toward banking. For the third quarter and first nine months of 2013, 83% of our revenue came from the banking market, while the remaining 17% came from the enterprise and application security market. For the third quarter and first nine months of 2012, 82% and 81% of our revenue, respectively, came from the banking market; and 18% and 19% of our revenue, respectively, came from the enterprise and application security market.

The geographic distribution of our revenue for the first nine months of 2013 was comparable to the same period in 2012. In both years, approximately 61% of our revenue came from Europe. The distribution of the rest of our revenues reflected slightly stronger performance in other countries and slightly weaker performance in Asia. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

As discussed previously, the majority of our revenues are sustainable and repeatable by nature, rather than recurring. Our gross profit margins were approximately 1.8 percentage points, and 0.8 percentage points lower in the third quarter of 2013 and first nine months of 2013, respectively, than in the comparable periods of 2012. Our gross profit margins were 64% and 64.4% of revenue for the third quarter and first nine months of 2013, respectively, compared to 65.8% and 65.2% of revenue for the comparable periods in 2012.

The decrease in gross profit as a percentage of revenue in both periods of 2013 compared to 2012 primarily reflects a decrease in revenues from the enterprise and application security market as a percentage of total revenue, and a reduction in the gross margin of hardware sales in the banking market, partially offset by an increase in non-hardware revenue as a percentage of total revenue.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% of our total revenue for both the third quarter and first nine months of 2013, compared to 18% and 19% for the third quarter and first nine months of 2012, respectively.

Non-hardware revenue — which can have gross margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and the quantity of the hardware units sold — was 28% of our revenue for both the third quarter and first nine months of 2013, compared to approximately 23% of revenue for both the third quarter at first nine months of 2012.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2013, were $20 million and $62.4 million, respectively, an increase of $2.4 million, or 14%, from the third quarter of 2012; and an increase of $4.7 million, or 8%, for the nine months ended September 30, 2013.

The increase in consolidated operating expenses for the third quarter of 2013 compared to the same period of 2012 was primarily related to a 9% increase in average headcount; incremental operating and amortization expenses of $1 million related to Cronto, which was acquired in the second quarter of 2013; and an increase in expense of approximately $0.5 million related to changes in currency exchange rates.

The increase in consolidated operating expenses for the first nine months of 2013 compared to the same period in 2012 was primarily related to a 6% increase in average headcount; incremental operating and amortization expenses of $1.3 million, excluding acquisition-related costs related to the Cronto acquisition; and an increase in expense of approximately $0.6 million related to changes in currency exchange rates.

Operating expenses for the third quarter and first nine months of 2013 includes $0.6 million and $2.0 million of expenses related to long-term incentive plan costs, respectively, compared to $0.5 million and $2.7 million of long-term incentive plan costs for the third quarter and first nine months of 2012, respectively. Operating expenses also included $1.1 million and $2.2 million of amortization related to purchased intangible assets for the third quarter and first nine months of 2013, respectively. Amortization of purchased intangible assets were $0.5 million and $1.4 million for the third quarter and first nine months ended September 30, 2012, respectively.

Operating income for the third quarter of 2013 was $5 million, a decrease of $1.2 million, or 20%, from the $6.3 million reported for the third quarter of 2012. For the first nine months, operating income was $9.7 million in 2013, a decrease of $7.8 million, or 45%, from the $17.5 million reported in 2012.

Operating income as a percentage of revenue, or operating margin, was 13% for the third quarter, and 9% for the first nine months of 2013. In 2012, operating margins were 17% for the quarter, and 15% for the first nine months.

We reported income tax expense of $1.4 million for the third quarter, and $2.3 million for the first nine months of 2013. The effective tax rate was 29% for the third quarter, and 23% for the first nine months of 2013. In 2012, the Company reported income tax expense of $1.5 million for the third quarter, and $4.0 million for the first nine months. The effective tax rate reported in 2012 was 24% for the third quarter, and 22% for the first nine months.

The tax rate in the third quarter of 2013 was negatively impacted by an adjustment to increase our estimated full-year tax rate from 17% to 23%. The tax rate in the third quarter of 2012 was negatively impacted by an adjustment to increase our estimated full-year tax rate from 21% to 22%. The effective tax rates for both 2013 and 2012 reflect our estimate of full-year tax rate at the end of the third quarter of each period.

The change in tax rate reflects a number of differences, including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year, as well as the geographic distribution where the income is earned. Under our current structure, our effective rate will be very sensitive to the level of pre-tax income. As pre-tax income increases, we expect the effective rate to decline. As pre-tax income decreases, the effective rate will increase.

The makeup of our workforce as of September 30, 2013, was 409 people worldwide, with 194 in sales, marketing, and customer support; 155 in research and development; and 60 in general and administrative. The average headcount for the third quarter of 2013 was 33 persons, or 9% higher than the average headcount for the third quarter of 2012. The average headcount for the first nine months of 2013 was 22 persons, or 6% higher than the average headcount for the same period in 2012.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2013. Our net cash balance was $92.1 million at September 30, 2013, an increase of $6.5 million, or 8%, from $85.6 million at June 30, 2013; and a decrease of $14.3 million, or 13%, from $106.5 million at December 31, 2012. The increase in cash from June 30, 2013, was primarily attributable to the positive cash flow from operations and the weakening of the US dollar to the euro. The decrease in cash from December 31, 2012, was primarily attributable to the acquisition of Cronto in the second quarter of 2013, partially offset by the positive cash flow from operations and the positive impact on cash of the weakening of the US dollar to the euro.

At September 30, 2013, we had working capital of $120.1 million, an increase of $7.7 million, or 7%, from $112.5 million at June 30, 2013; and a decrease of $9.4 million, or 7%, from $129.5 million reported at December 31, 2012. The increase in working capital for the quarter ended September 30 was primarily related to cash flow related to our earnings. The decrease in working capital for the nine months was primarily related to the acquisition of Cronto.

Thank you for your attention. I’d now like to turn the meeting back to Ken.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Thank you, Cliff. We are reaffirming the modified guidance that we gave during our October 16 conference call. We expect that our revenue from our traditional business — which excludes our new service product offerings — for full-year 2013 will be in a range of $150 million to $155 million. We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 8% to 10% of revenue.

This concludes our presentations today, and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Joe Maxa, Dougherty & Co.

Joe Maxa —Dougherty & Company—Analyst

Hello, good morning. Question on — I’m just looking at the guidance, and what that suggests for Q4. It certainly looks like the EPS number would be in the low-single-digits, even at the midpoint or even towards the high end of your guidance on the op margin side.

So I’m wondering, what are we looking at? Are we looking at a softer gross margin quarter? And then, also give us a little bit of insight into the OpEx, maybe regarding the G&A expense being down quite a bit sequentially in September from June.

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

In terms of both those points, Joe, you’re accurate. As we look at the fourth quarter, we are anticipating a little bit stronger quarter relative to larger banking deals, which carry a lower margin. So while our margin this quarter was 64%, right now we’re looking at a number that’s still in the 60% range, but a little bit softer than the 64%.

In terms of the OpEx, we are anticipating an increase in operating expenses. Q3, as you know, often is lower than the other quarters because a lot of our staff are in Europe. And the third quarter has a heavy holiday schedule in Europe, so our third quarter has a significant amount of expenses related to those vacations that is charged against accruals instead of the P&L. So those roll back on to the fourth quarter.

Also, the third quarter reflected the reversal of accruals that we had in previous quarters for incentive plans. To the extent that we didn’t hit our numbers for the full year, we reversed some expenses in the third quarter related to those incentives.

Joe Maxa —Dougherty & Company—Analyst

Cliff, what was that reversal in the quarter? How much was that?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

It was approximately $600,000.

Joe Maxa —Dougherty & Company—Analyst

Okay. And then I had another question. This is for Ken or Jan. I’m wondering about the trend in your banking customers, as far as the type of tokens they choose. A few years back, I think your one-button token was very common, very popular. How has that shifted to the more secure tokens in the last few years and today? And I’m just wondering if you can give us a ballpark — is it half of it being in the stronger level security, or 25%? Just wondering what the trend has been there.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Jan, would you handle that, please?

Jan Valcke —VASCO Data Security International, Inc.—President and COO

Thank you, Joe. It’s not an easy answer, because it’s really depending on regions and on applications that the banks are doing. What we are seeing is any way that historically, speaking countries that started already early to implement strong two factor authentication that regulators are becoming more and more strict, and are asking for more and more secure authentication products.

At the end of the day, that means that those products are — have a longer development time; are more expensive. And those banks are following more and more the guidance. Even if the guiding is, in a lot of countries, more an advice than a rule, more and more banks are following the advice of the regulators. That’s the first computation.

In countries who started nowhere, or who are for the moment nowhere, we see more and more requests coming from mobile deployments. Mobile deployments is something that is not so easy to do. It looks very attractive; but at the end of the day, you need to do deployments to the smartphones of the consumers. We are very big specialists in that. We’ve done that already for millions and millions of people.

But we see a very serious increase in those software deployments that is going to be asked to do in the next years. We see a decrease, as such, in those one-button tokens. Either those one-button tokens will go more to a software deployments — deployments on smartphones — or that they will go in products that are more and more complex products with a lot more security. And there are sometimes the platforms, like ID cards, like bank cards, that they are going to be mixed in one terminal.

So it’s not an easy answer. But we see, let’s say as a conclusion, we see more and more deployments. That’s for sure. And in countries that already working a long time with two-factor authentication products, we see more complex products and — or ask for more secure products.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

And, Jan, that would include if there are customers replacing the simpler one-button token with the newer, more complex, more robust VASCO product.

Joe Maxa —Dougherty & Company—Analyst

Thank you. That’s helpful. Just (multiple speakers).

Jan Valcke —VASCO Data Security International, Inc.—President and COO

Yes. And that means also that companies that are doing nothing — we may not forget that most of the markets today — most of the markets, or most of the regions, or most of the countries, or most of the banks in those countries are deploying real security products, but most of the time for cash management applications — corporate banking. So there are still a number of countries, and not the smallest ones, who still have nothing in security for retail applications. And we see that in those countries that those banks are asking more and more for our mobile products.

Joe Maxa —Dougherty & Company—Analyst

Last one, if I may. So the increase in your non-hardware banking revenue, is that related to this increase in mobile applications?

Jan Valcke —VASCO Data Security International, Inc.—President and COO

As I’m more a long-term guy, I would like, maybe, that Cliff is answering that question.

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

The answer is yes, Joe. In terms of the non-hardware — and we haven’t broken it out between banking and nonbanking — we’ve just talked about it in the consolidated sense, of 28% of our revenue this year versus 23% last year. But the answer is yes, a good percentage of that increase is related to software client devices, including DIGIPASS for Mobile. It also reflects increased revenues from maintenance and increased revenues from the host system software.

Joe Maxa —Dougherty & Company—Analyst

All right, thanks. I’ll jump back.

Operator

Daniel Ives, FBR Capital Markets.

Jim Moore —FBR & Co.—Analyst

Hello, guys. This is Jim Moore in for Dan. Just a quick question on the geography. I may have missed it, but did you break out the US or Asia as a percent of revenue? And if that’s possible, then could you also talk a little bit more about what you’re seeing in markets outside of Europe?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

I didn’t break it out, Jim. But the numbers will be in the Q, which will be published shortly. The United States percentage of revenue in Q3 was 7%. That compares to 6% last year. Year to date, it’s 8%. That compares to 7% last year. So, the US didn’t change dramatically. In terms of Asia, it is impacted, as we mentioned before, by the timing of transactions. So, Asia was softer this year than last, but that was largely made up by the other countries, an increase in Latin America and Australia.

The Asia numbers, specifically, that you’ll see in the 10-Q is, this year it’s 22% of revenue for the quarter; 18% year-to-date. Asia last year was 29% for the quarter, and 22% year-to-date.

Jim Moore —FBR & Co.—Analyst

Okay, great. Thanks. And then just in terms of — you guys mentioned evaluating headcount. Is there any kind of specifics on timing? And also will it be just solely targeted towards R&D, or will it be a broader evaluation?

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Well, we’re trying to assess all areas of the Company. And what we’re trying to do is align our costs in a way that those costs are associated and appropriate for the revenue and gross margin opportunities that we have, by market and by product. So, that’s the kind of thing that we’ll assess, and that’s the approach going forward.

Jim Moore —FBR & Co.—Analyst

Okay, great. Good luck going forward, guys.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Thank you, Jim.

Operator

Ben Mackovak, Cavalier Capital.

Ben Mackovak —Cavalier Capital—Analyst

Hello. Thank you for taking my questions. What are the annual savings that are expected from the closing of the Australian R&D facility?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

The facility itself would be a gross number of somewhere around $2 million a year. But we have added staff in Vienna to transfer those responsibilities, so I don’t have a precise number for you. But I would guess it’s in the $1 million to $1.5 million range.

Ben Mackovak —Cavalier Capital—Analyst

And that would show up on the R&D line?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

Yes.

Ben Mackovak —Cavalier Capital—Analyst

Okay. And what were, for the quarter, cash flow from operations?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

Cash flow from operations? We give EBITDA in the press release. That was $6.3 million for this quarter, compared to $7 million last year.

Ben Mackovak —Cavalier Capital—Analyst

Okay. How about from the cash flow statement?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

That’s not available at this time. That will be published in the Q.

Ben Mackovak —Cavalier Capital—Analyst

Okay. And how much money did the enterprise and application security segment lose in Q3?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

Again, that’s not numbers that we break out. We provide the revenues, but we don’t provide a fully loaded or fully allocated P&L. So, that’s not a number that’s in the public domain at this time, and we don’t anticipate putting it there.

Ben Mackovak —Cavalier Capital—Analyst

Okay. Well, I know in the past you’ve said, for example, the MYDIGIPASS consumes a couple million dollars per year. I guess I’m just trying to understand — what’s the potential profit margin opportunity here after the ship is rightsized?

Cliff Bown —VASCO Data Security International, Inc.—EVP and CFO

Yes, I think, Ben, that the place you’ll get the most visibility for that will be when we talk about our outlook for 2014, in February of the coming year. The Board will still have to approve it. But I would anticipate we’ll give guidance along the same lines that we have in the past, which is revenue and operating margin as a percent of revenue. And that’s the first time I think we’ll have data to talk publicly about the profitability in 2014.

Ben Mackovak —Cavalier Capital—Analyst

Okay, great. Thank you.

Operator

Bridie Barrett, Edison.

Bridie Barrett —Edison Investment Research—Analyst

Hello, thanks for taking my question. It’s actually Bridie Barrett from Edison Investment Research. I have two questions. The first one, I understand you’re not particularly happy with the sales process in the enterprise security. But I’m wondering if you could just talk a bit more generally about that market, and about the competitive environment; and whether it’s a VASCO-specific issue or whether the whole market is struggling to gain traction in that sector.

And then the second question is on the MYDIGIPASS.com product. If you could just update us as to where you are in the commercialization of that. Thanks.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Certainly. Well, as far as the enterprise and application security business is concerned, I think it’s part market and part execution on VASCO’s part. You’ve seen some recent announcements by others in the high-tech business. And they’ve been — their results have been soft. And some of that is allocated to the same business that we are in — enterprise and application security. So, it’s some market. It’s also our execution. And we’re focusing on that; and we’ve reorganized the business, particularly in EMEA.

I won’t go into details, but we’ve tried to make the number of salespeople appropriate for the opportunities that we’ve identified. That means we’ve had to let go of a couple of people — several people — to get our business more aligned with the opportunity. I will say that recent input from the Senior VP of Sales that has been working with the reorganization, the refocusing — input from him is very encouraging. I can’t give you any more details than that, but I’m encouraged about that business going into full-year 2014.

As far as MYDIGIPASS.com is concerned, we are making progress there as well. As I think about that business, to some degree it’s like a startup. It’s like a company that has come up with an idea; has identified a market; is building the product as best they can; and then they are out trying to sell it to the market. Sometimes with a new business, the market doesn’t come along as quickly as the company plans or anticipated, and I think that’s the situation with MYDIGIPASS.com.

Also I’m very encouraged about the opportunity there. I know that we have activities that are going to turn into a real business. I sure anticipate that it’s going to turn into real business. So I think we just have to have patience with that business. We are now, I think, fully staffed on the West Coast, in the San Francisco area. We have a Vice President of Sales; we have a senior salesperson; we have two executives that work the phone, to set up appointments; we have a marketing group that supports them.

So I’m encouraged with that. We were at the Gartner convention a couple of weeks ago down in Orlando, and that went very well. A lot of presentations; a lot of interest; and so, that was encouraging. So, I can’t give you any more specifics, other than my experience as a sales manager, sales executive. I’m encouraged by both MYDIGIPASS.com as an opportunity, and turning around the enterprise and application security business.

Bridie Barrett —Edison Investment Research—Analyst

Can I just follow up on the enterprise and application security business?

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Certainly.

Bridie Barrett —Edison Investment Research—Analyst

You said it’s a little bit the market; it’s a little bit VASCO. In the market, are you finding that it’s pricing issue, that there’s pressure on pricing? Or are you finding that actually it’s just difficult to actually get the additional clients to come on board?

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Jan, why don’t you give it a try?

Jan Valcke —VASCO Data Security International, Inc.—President and COO

So, yes. There are mainly two big businesses in the enterprise and application markets. The first one is the enterprise market; and, basically, we are securing there remote access security. And we are also doing their network security. This is a typical business that goes to distributors and resellers. When Ken is saying it’s a little bit soft in the market, this is basically the market where it’s softer. It’s not a disaster there; it’s just going a little bit more difficult, mainly in Europe, due to the fact that a lot of European companies are delaying investments.

The second reason, also, in that market is that due to the structure of the resellers and the distributors, they have suffered a lot the last years. They have also let go people; reorganizing; and that they just a little bit more time until they have enough breath again to do more business.

On the application security, there it is really what Ken is saying, an execution problem; where, basically, we were not focused on the right markets. So we are addressing that now. We know very well the markets where we are good, and salespeople are focused on that. It’s not a price issue. It is just more — in this enterprise business, more softer in the markets.

Bridie Barrett —Edison Investment Research—Analyst

Thank you. That’s helpful.

Operator

At this time, there are no further questions. (Operator Instructions). And there are no other questions queued up at this time.

Mr. Hunt, I’ll turn it back to you.

Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman and CEO

Okay, thank you, Operator. As always, thanks to everybody that attended the conference call today. Thank you for your good questions, and have a nice afternoon. Bye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.